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EXHIBIT 5.1

OPINION OF ORRICK, HERRINGTON & SUTCLIFFE, LLP

August 14, 2001

Deltagen, Inc.
1003 Hamilton Avenue
Menlo Park, California 94025

  Re:
  Registration Statement on Form S-3

Ladies and Gentlemen:

    At your request, we are rendering this opinion in connection with the registration of up to 1,282,514 shares of common stock, $0.001 par value (the "Common Stock"), of Deltagen, Inc., a Delaware corporation (the "Company"). 766,894 shares of Common Stock were issued to the selling stockholders in connection with the closing of the merger between the Company and Arcaris, Inc. pursuant to an agreement and plan of merger and reorganization dated July 24, 2001 (the "Merger Agreement"). An additional 515,620 shares of Common Stock may be issued to the selling stockholders upon the achievement of certain key milestones set forth in the Merger Agreement.

    We have examined instruments, documents, and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

    Based on such examination, we are of the opinion that (a) the 766,894 shares to issued by the Company pursuant to the Merger Agreement were validly authorized shares of Common Stock, and, when issued in accordance with the provisions of the Merger Agreement, were legally issued, fully paid, and nonassessable and (b) the 515,620 shares to be issued by the Company upon the achievement of certain key milestones set forth in the Merger Agreement are validly authorized shares of Common Stock, and, when issued in accordance with the provisions of the Merger Agreement, will be legally issued, fully paid, and nonassessable.

    We hereby consent to the filing of this opinion as an exhibit to the above referenced Registration Statement on Form S-3 and to the use of our name wherever it appears in said Registration Statement. In giving such consent, we do not consider that we are "experts" within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this opinion, as an exhibit or otherwise.

Very truly yours,
/s/ ORRICK, HERRINGTON & SUTCLIFFE LLP

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OPINION OF ORRICK, HERRINGTON & SUTCLIFFE, LLP